Exhibit 10.1

December 21, 2006

Michael R. Tuttle 32 Andrews Avenue South Burlington, Vermont 05403

Re: Employment Agreement

Dear Mike:

      We, as the Chairs of the Boards of Directors of Merchants Bank, a Vermont chartered bank, and Merchants Bancshares, Inc., a Delaware corporation (collectively "the Corporations"), are pleased to provide you with the following letter agreement to confirm the terms of your employment with the Corporations. We have been authorized by the Corporations' Boards of Directors to negotiate and execute this letter agreement, and will furnish the certificates of the Resolutions granting such authority upon request.

1. Employment.

      (a) Term and Renewal. The term of this letter agreement shall be January 1, 2007 until December 31, 2009 (the "Original Term"), unless your employment is terminated sooner in accordance with Section 4 below. On or before December 31, 2008, the Corporations shall notify you in writing if the Corporations do not intend to renew this letter agreement for a one-year term following the Original Term. If the Corporations do not provide such notice, then this letter agreement shall renew for a one-year term (January 1, 2010 until December 31, 2010) following the Original Term. Similarly, on or before December 31, 2009, and on or before each December 31st thereafter, the Corporations shall notify you in writing if the Corporations do not intend to renew this letter agreement for an additional one-year term. If the Corporations do not provide such notice, then this letter agreement shall automatically renew for an additional one-year term following the term then applicable.

      (b) Appointment and Duties. You shall be appointed and/or elected, and shall serve, as the President and Chief Executive Officer of the Corporations and as a Director of Merchants Bank for the term of your employment hereunder. At the commencement of the term of your employment hereunder, the Board of Directors of Merchants Bancshares, Inc. shall appoint you as a Director of Merchants Bancshares, Inc., and thereafter during the term of this letter agreement shall use reasonable efforts to ensure that you are nominated to be re-elected as a Director of Merchants Bancshares, Inc. at subsequent annual meetings of its shareholders, and that you are listed as such in the proxy materials relating to such meetings. You shall devote your full-time efforts and energies to the business and affairs of the Corporations, you shall use your best efforts, skill and abilities to promote the Corporations' interests, and you shall perform those

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duties customary associated with the position of bank president and chief executive officer.

2. Compensation.

      (a) Salary. You will receive an annual salary of $190,000.00, payable in equal installments on the Corporations' regularly scheduled paydays. This salary may be reviewed annually and adjusted at the discretion of the Corporations' Boards of Directors.

(b) Incentive Payments. You will be eligible to receive an annual bonus in an amount and manner to be determined solely at the discretion of the Corporations' Boards of Directors.

      (c) Expenses. You will be promptly reimbursed for all reasonable travel and other business expenses that you may incur in connection with your responsibilities hereunder, upon submission of appropriate supporting documentation and in accordance with current corporate policy.

      3. Benefit Plans. You will receive all such other benefits as the Corporations generally provide to their senior executive employees, including without limitation, life, health and disability insurance, vacation and sick pay, and retirement benefits, except that you will receive five (5) weeks of paid vacation time per year.

4. Termination of Employment.

      (a) Events Causing Termination. Your employment hereunder shall continue until the end of the Original Term, as such term may be extended herein, unless terminated earlier as follows: (i) by your death; (ii) by the Corporations, at their option, upon written notice to you, upon your physical or mental incapacity or inability to perform services as contemplated hereby (as reasonably determined by the Corporations' Boards of Directors) for a period of at least 180 days; (iii) by the Corporations, at their option, upon written notice to you, for Cause (as defined in Section 4(b) below); (iv) by the Corporations, at their option, without Cause, upon thirty (30) days prior written notice to you; (v) by you, at your option, for Good Reason (as defined in Section 4(b) below), upon written notice to the Chairs of the Corporations' Boards of Directors; or (vi) by you, without Good Reason, upon thirty (30) days prior written notice to the Chairs of the Corporations' Boards of Directors.

(b) Cause and Good Reason Defined. For purposes of this letter agreement, the terms "Cause" and "Good Reason" have the following meanings:

      (i) "Cause" means (a) fraud, embezzlement or other misappropriation by you of funds, property or rights of the Corporations; (b) your conviction, by plea or otherwise, of any felony, or of any misdemeanor, if such misdemeanor involves a crime of theft, trust, or dishonesty; (c) any gross misconduct by you that is injurious in any

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material respect to the Corporations; (d) your failure to perform in any material respect any of your material obligations under this letter agreement; or (e) a breach of your fiduciary duties as an employee of the Corporations; but, "Cause" shall not be deemed to exist under clauses (c), (d) or (e) unless the Corporations shall have given notice to you specifying in reasonable detail your acts or omissions that the Corporations allege would constitute Cause and you fail to rescind any such act or cure any such omission within fifteen (15) days after delivery of the notice.

      (ii) "Good Reason" means (a) a material reduction of your title, authority, duties or responsibilities as stated in this agreement; (b) your salary is reduced for any reason other than in connection with the termination of your employment hereunder; (c) the Corporations' requiring you to be based in any specific location more than 50 miles from 275 Kennedy Drive, South Burlington, Vermont; or (d) the Corporations otherwise materially breach, or are unable to perform, their obligations under this letter agreement. "Good Reason" shall not be deemed to exist unless you shall have given notice to the Chairs of the Corporations' Boards of Directors specifying in reasonable detail the acts or omissions that you allege would constitute Good Reason and the Corporations shall have failed to rescind any such act or cure any such omission within fifteen (15) days after delivery of the notice.

(c) Adjustments Upon Early Termination.

      (i) If your employment is terminated by the Corporations for Cause, or because of death, disability or incapacity, or because you quit without Good Reason, then all further compensation and benefits provided to you under this letter agreement will cease as of the date of such termination, and the Corporations will pay you (or your beneficiary) the portion of your salary that is accrued but unpaid, any vacation that is accrued but is unused, and any business expenses that are unreimbursed, in each case determined as of the date of termination and payable as soon as administratively possible.

      (ii) If your employment is terminated by the Corporations without Cause, or if you quit for Good Reason before the expiration of the term of this letter agreement, then all further compensation and benefits provided to you under this agreement will cease as of the date of such termination, and the Corporations will pay you a lump sum amount equal to one year of your then current salary, with the dollar amount "grossed-up" so that you will effectively receive such amount without the effect of local, state or federal income taxation. Prior to payment of this lump sum amount, you will execute and deliver to the Corporations a release in form and substance reasonably satisfactory to the Corporations under which you release the Corporations, any of their affiliated entities, and their directors, officers, employees and agents for any claims or causes of action relating to or arising from your employment with the Corporations or your termination of employment with the Corporations, excluding any claims related to the Corporations' obligations to make payments pursuant to the express terms of this letter agreement.

(d) No Duty to Mitigate. You will not be required to mitigate the amount of any compensation provided for in Section 4(c), by seeking other employment or otherwise.

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5. Confidentiality.

      (a) As used in this letter agreement, the term "Confidential Information" means all confidential and proprietary information of the Corporations disclosed to you by the Corporations in the course of your employment, except information that: (i) was previously known to you prior to such disclosure; (ii) was public knowledge at the time of such disclosure; or thereafter becomes public knowledge other than through your fault; or (iii) is lawfully disclosed or made available to you by a third-party having no obligation to the Corporations to maintain the confidentiality of such information.

      (b) You will maintain the confidentiality of all Confidential Information, which will remain the exclusive property of the Corporations and will be used by you exclusively for purposes of performing your responsibilities hereunder. Unless previously authorized by the Corporations in writing, you will not disclose or use Confidential Information for any other purpose.

      (c) You will promptly deliver to the Corporations, upon termination of your employment, or at the Corporations' earlier request, (i) all documents and other tangible media in your possession or control that contain or reflect Confidential Information, and (ii) all other documents or items belonging to the Corporations.

      6. Non-Solicitation. During the term of this letter agreement and for a period of twelve (12) months after your employment is terminated for any reason, whether by you or by the Corporations, you will not, directly or indirectly, solicit any employee to leave his or her employment with the Corporations.

      7. Equitable Relief. You acknowledge that any breach by you of your obligations under Sections 5 and 6 of this letter agreement would cause substantial and irreparable damage to the Corporations, and that money damages would be an inadequate remedy thereafter. Accordingly, you acknowledge and agree that the Corporations will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the violation of such obligations, without any bond or other security being required and without the necessity of showing actual damages. If either party commences suit against the other, the unsuccessful party shall be liable to pay the costs of such action, including reasonable attorney's fees and costs. If any of the restrictive covenants set forth in this letter agreement are found by a court to be unreasonable because overly broad as to scope of restriction for industry description, time period, geographic area or otherwise, then and in that case such restrictions shall nevertheless remain effective but shall be considered amended in such manner so as to make the restriction reasonable as determined by such court and as so amended shall be enforced.

      8. Indemnification. In accordance with the limits set forth in the Vermont Business Corporations Law and Delaware General Corporations Law, as applicable, the Corporations shall indemnify you as provided by the Articles of Association and Bylaws.

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      9. Entire Agreement. This letter agreement shall embody the entire agreement and understanding between the parties, and supercedes any prior agreements, including without limitation that certain Employment Agreement dated January 1, 2006, entered into by the parties. This letter agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom such amendment, waiver or discharge is to be enforced.

      If this letter agreement accurately sets forth our agreement with respect to the terms of your employment, please confirm your agreement by countersigning the enclosed duplicate original of this letter agreement and returning it to the attention of the undersigned. This letter agreement will then constitute an agreement under seal, governed by the internal laws of the State of Vermont.

We all look forward to a mutually rewarding relationship.

Very truly yours,

Merchants Bank

By:	/s/ Michael G. Furlong

Chair, Board of Directors Merchants Bank

Merchants Bancshares, Inc.

By:	/s/ Raymond C. Pecor, Jr.

Chair, Board of Directors Merchants Bancshares, Inc.

Accepted and Agreed This 21st day of December:

/s/ Michael R. Tuttle

Michael R. Tuttle

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